EXHIBIT 10.141

AMENDMENT ONE
TO
Countrywide Financial Corporation
Selected Employee Deferred Compensation Plan

Countrywide Financial Corporation, a Delaware corporation, (the “Company”) wishes to amend the Selected Employee Deferred Compensation Plan (the “Plan”) to provide that the Countrywide Financial Corporation Administrative Committee of Employee Benefit Plans shall be the Committee, as defined in the Plan, for purposes of administering the Plan.

1.  Section 14.1, “Committee Duties” is hereby deleted in its entirety and new Section 14.1 is inserted in its place as follows:

“Committee Duties.  Except as otherwise provided in this Article 14, this Plan shall be administered by the Administrative Committee of Employee Benefit Plans of the Company, or such committee as the Board shall appoint.  Members of the Committee may be Participants under this Plan.  The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan and (iii) delegate such duties to individuals or other committees as it deems necessary.  Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself.  When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.”

The Company has caused this Amendment One to be signed by its duly authorized officer this 23 day of July, 2004.

Countrywide Financial Corporation

	By:	/s/ Leora I. Goren
Leora I. Goren
Managing Director,
Human Resources
Attest:

/s/ Gerard A. Healy
Gerard A. Healy
Assistant Secretary